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                                 EXHIBIT 21.1
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As of December 28, 1996, the following are wholly-owned subsidiaries of Bush
Industries, Inc.:

     Bush Industries of Pennsylvania, Inc., a Delaware Corporation Bush Industries of Ohio, Inc., a Delaware Corporation
     Bush Management, Inc., a Florida Corporation
     Bush Service Group, Inc., a Delaware Corporation
     Bush Industries De Mexico, S.A. DE C.V., a Mexican Corporation Bush Comercial De Mexico, S.A. DE C.V., a Mexican Corporation The ColorWorks, Inc., a North Carolina Corporation
     Bush Technologies, Inc., a Delaware Corporation